Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

BY AND BETWEEN:

FIRST AMERICAN SCIENTIFIC CORP., a company duly constituted under the laws of Nevada, USA having its head office and principal place of business at 100 Park Royal, Suite 811 West Vancouver, British Columbia, V7T 1A2, and duly represented for the purposes herein by its chairman, C Kantonen

(Hereinafter referred to as "Licensor")

PARTY OF THE FIRST PART

AND:

FIRST AMERICAN SCIENTIFIC CORP. (MALAYSIA) SDN. BHD. (formerly known as Active Direct Sdn. Bhd. (Company No. 652704-X), a company duly constituted under the laws of Malaysia, having its registered address at Suite 1008, 10th Floor, Wisma Lim Foo Yong, 86, Jalan Raja Chulan, 50200 Kuala Lumpur.

(Hereinafter referred to as "Licensee")

PARTY OF THE SECOND PART

WHEREAS Licensor is now and has been in the business of bringing technological solutions to a wide variety of environmental problems and more particularly, the areas of materials reduction, waste reduction and global recycling;

WHEREAS Licensor has developed and is the owner of material reduction technology and know-how referred to herein as the " Licensor's Technology" which is patented in a number of countries as specified in Schedule A (collectively referred to herein as " the Patents");

WHEREAS Licensee is desirous of profiting by using the Licensor's information and data with regard to Licensor's Technology which is the subject matter of the Patents and of securing an exclusive license from the Licensor to use the Licensor's Technology for the sale and use of the KDS Micronizing Machine in Malaysia to be used in various industries, including but not limited to, the palm oil industry for dewatering and disintegrating (micronization) of palm waste products.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto to be faithfully performed as hereinafter specified, the parties hereto hereby covenant and agree as follows:

1.	PREAMBLE/RECITALS/DEFINITIONS

	1.1	The preamble and recitals described at the beginning of this agreement shall form an integral part of this agreement as if recited at length herein;

	1.2	The following terms shall have the following meanings, unless the context implies otherwise:

1.2.1

" Applications" shall mean that application of Licensor's Technology using a KDS Micronizing Machine, that consists of the creation of a process to break down, fine grind and dry a wide range or organic and inorganic materials, including but not limited to, disintegrating and dewatering palm waste to be used by the palm industry,

1.2.1

" KDS Micronizing Machine" shall mean that micronizing machine created by Licensor as it exists at the date of execution of this Agreement, utilising the Licensor' s Technology, the specifications of which are described in Schedule B hereto and shall include all improvements thereto from time to time,.

		1.2.1	" Know-How" shall mean all technical information concerning the KDS Micronizing Machine and its operation including trade secrets developed by Licensor or the Licensee pursuant to this agreement,

		1.2.1	" Licensor' s Technology" shall mean all information and rights concerning the KDS Micronizing Machine, the Patents, and the Know-How and includes any improvements thereto made from time to time,

1.2.1

" Patents" shall mean those patents granted to or owned by Licensor, including all pending patent applications which are subsequently approved after the date of this agreement, the list of which appears in Schedule A attached hereto, and includes any new patents filed from time to time that pertain to improvements to the KDS Micronizing Machine or the Licensor' s Technology,

		1.2.1	" Territory" shall mean Malaysia and shall include such other territory as may be agreed in writing between the parties,

		1.2.7	" US$" shall mean the lawful currency of the United States of America.

2.	GRANT/TERM

2.1

Licensor hereby grants to the Licensee the exclusive right to use the Licensor' s Technology in the Territory for the Applications and more particularly with regard to the Patents and Know-How for the sale, operation and use of KDS Micronizing Machines for a period of twenty (20) years from the date of this Agreement (which period shall hereinafter be referred to as " the Term" ).

	2.2	As a material part of this grant, the Licensee has agreed to purchase one KDS Micronizing Machine currently in its possession as agreed.

	2.3	The Licensee shall have the option to renew the Term for a further term of five (5) years, subject to the following conditions:-

(a) the Licensee has performed all its obligations under this Agreement to the satisfaction of the Licensor; and

(b) that if the Licensee intends to enter into a further term, it shall give a written notice to the Licensor not less than 3 months prior to the expiry of the Licence herein granted.

2.4

The parties agree that the consideration payable by Licensee to Licensor for the grant of the rights pursuant to Clause 2.1 shall be a fixed sum as agreed which consideration shall be wholly satisfied by the issuance of 50 % of the outstanding shares of the share capital of Licensee.

3.	OBLIGATIONS OF LICENSOR

	3.1	On the date of execution of this agreement, Licensor agrees to supply Licensee with all technical information regarding the use and operation of the KDS Micronizing Machine.

3.2

It is understood and agreed that all drawings and technical data in respect of the KDS Micronizing Machine will be furnished by Licensor to Licensee without payments to Licensor other than those herein specified.

3.3

In the event that any improvements to Licensor' s Technology are made or discovered as a result of the Licensee' s work in the development of specialized disintegration and dewatering systems in the palm industry, any and all such improvements, if made by Licensee shall belong to the Licensor and become part of the Licensor' s Technology and, if patentable, shall be filed and registered as patents, at the cost and expense of Licensor, under the ownership of Licensor and be licensed to Licensee for a period of twenty years or for the duration of the patent for an annual fee of $1.00 US per year. Such licence shall give to the Licensee exclusive rights to the use of such improvements as they pertain the Applications in the Territory described herein.

3.4

In furtherance of the program for development of Licensor' s Technology by Licensee, Licensor grants to Licensee permission at any time to send at Licensee' s expense, a reasonable number of technicians for a reasonable time, to Licensor' s plant to obtain any instructions or information which Licensee may reasonably require to enable Licensee to use Licensor' s Technology. Licensor shall, if requested by Licensee, send one of the Licensor' s technicians to Licensee' s plant, at such time and for such period as may be agreed, at Licensee' s expense. Also, Licensor, upon request of Licensee, shall provide its best cooperation in Licensee' s purchase of any parts necessary for production at Licensee' s expense. The cost of any such parts and testing will be at the expense of Licensee.

	3.5	Licensor shall furnish literature, mats of artwork and advertising films, slides, and other promotional and training materials to Licensee at cost.

	3.6	Licensor shall permit throughout the life of this agreement the exclusive use by Licensee of the trademark " KDS Micronex" owned by Licensor.

	3.7	In the event Licensor receives any query from any third party in respect of the KDS Micronizing Machine from within the Territory, Licensor shall refer such query to Licensee.

4.	OBLIGATIONS OF LICENSEE

	4.1	Licensee, with the assistance of Licensor, agrees to use reasonable commercial efforts to exploit Licensor' s Technology to the greatest extent possible throughout the Territory.

4.2

Licensee agrees that it will not do or permit any act or thing whereby any of the rights granted herein or the proprietary rights to use any trademark, trade name, or design of the Licensor may be endangered and that it will not claim any proprietary interest in the rights granted herein or the trademark " KDS Micronex" except as a licensee and then only during the life of this agreement. Licensee, if at any time required, shall execute any and all proper papers necessary to the protection of these rights and the KDS trademark the cost of which shall be borne by the Licensor.

4.3

Licensee agrees to keep all technical information, drawings, specifications, manufacturing instruction, and other information relating to Licensor' s Technology, as strictly confidential and will provide copies to the Licensor of all information, documents, drawings, programs, instructions and specifications regarding improvements, design changes and advancements made to the KDS Micronizing Machine by the Licensee upon request. Licensee will not communicate, without the written consent of Licensor first obtained, the same to anyone except to its employees, authorized agents or representatives, and to the extent necessary for the proper exploitation of Licensor' s Technology in accordance with the provisions of this agreement.

5.	ROYALTIES

5.1

In consideration of the licence herein granted, Licensee hereby agrees to pay to Licensor a royalty fee equivalent as agreed for each KDS Micronizing Machine sold by Licensee in the Territory. For the avoidance of doubt, Licensor shall not be entitled to any royalty fee in respect of the sale of the first KDS Micronizing Machine to Licensee pursuant to Clause 2.2 above.

5.2

Licensee agrees that it will at all times during the existence of this agreement keep accurate books of account and other record in which will be entered all details relating to the sale of KDS Micronizing Machines in the Territory, including the names and addresses of each purchaser. Licensee agrees that these books of account and other records will be kept in accordance with generally accepted accounting principles in existence and carefully preserved for at least ten (10) years.

5.3

Licensee agrees that it will furnish to Licensor a written statement within thirty (30) days following the close of each fiscal quarterly period showing the amount of periodic royalties due for the corresponding period. The statement will be broken down to show sales of KDS Micronizing Machines by the Licensee and names and addresses of customers to whom sold. Licensee further agrees to pay to Licensor within ten (10) days the royalty fees described in Clause 5.1 above computed from the date of payment of invoice by the customer, or on a pro-rata basis if the invoice is being paid by instalments.

5.4

Licensee hereby grants to Licensor or its duly accredited representative the right to inspect and make copies of Licensee' s books of account, for the purpose of ascertaining or confirming the accuracy of statements rendered hereunder. The cost of such inspection will be borne by Licensor.

6.	WARRANTIES AND REPRESENTATIONS

6.1

Licensor hereby represents and warrants that it has the full and sole right to enter into this agreement with the Licensee and it is the sole, exclusive and unencumbered owner of the Licensor' s Technology and all the rights, title and interest in the Patents, and has the right to license the Licensor' s Technology and Know-How.

6.2

Licensor warrants that as of the date of execution of this agreement, there is in effect no license granted by it to any other person or entity in the Territory, covering the Licensor' s Technology and Know-How and has not entered into any agreement, arrangement or understanding, whether verbal or written, which could in any manner be inconsistent with the rights provided in this agreement.

6.3

Licensor hereby represents and warrants that there are no current and subsisting liens, hypothecations, charges, security interests or other encumbrances on or affecting the Licensor' s Technology and Know-How.

6.4

Licensor hereby represents and warrants that there are no threatened or current claims by third parties or any unsatisfied judgments, orders or writs of execution relating to the Licensor' s Technology and Know-How and the Licensor is not aware of any violations, infringements or misappropriations of any third party' s rights by the Licensor' s Technology and Know-How.

	6.5	Licensor hereby represents and warrants that:-

(i)

the Patents are in good standing and it is not aware of any claim that the Patents are invalid or unenforceable and in respect of pending Patent applications, that such applications will not proceed to grant;

		(ii)	it shall pay all renewal fees and do all such acts and things as may be necessary to maintain the Patents and shall provide Licensee with a copy of the renewal certificates, if requested; and

(iii)

Licensor' s Technology and Know-How do not and will not infringe the intellectual property rights of any person and its exploitation does not and will not require any consent from, nor the making of any payment to, any person;

	6.6	Licensor hereby undertakes not to abandon the Patents or allow the Patents to lapse.

7.	INFRINGEMENT

7.1

The Licensee hereby undertakes to promptly notify the Licensor of any notice or claim of infringement or of any action for infringement of patents brought against it by a third party and based upon the use of the Licensor' s Technology by the Licensee as permitted hereunder.

7.2

In the event of any action for infringement of intellectual property rights brought against the Licensee by a third party based upon a claim that the use of an invention claimed by Licensor' s Patents as they relate to Licensor' s Technology results in infringing a third party patent right (the " Action for Infringement" ), the Licensee shall have the right to suspend the payment of royalties in respect of sales made in the jurisdiction in which the Action for Infringement has been instituted and place the amount of such royalties in escrow until final judgement or until judgment from which the period to file an appeal has expired. In the event the Action for Infringement is dismissed, all royalties placed by the Licensee in escrow, including any accrued interest, shall be paid forthwith to the Licensor. If, on the other hand, the Action for Infringement is allowed, then the Licensee shall be entitled to retain all royalties placed by it in escrow and the Licensor is to indemnify and keep indemnified the Licensee from and against all costs, expenses, liabilities and damages suffered or incurred by the Licensee resulting from such claim and royalties paid or to be paid to such third party and, at the Licensee' s option, terminate this agreement forthwith.

7.3

Each party shall promptly upon notice advise the other in writing of any acts of infringement of the Licensor' s Technology and the Patents by a third party. The Licensee may institute and prosecute any proceedings to restrain infringement or defend declaratory judgment actions relating to any rights of the parties in respect of the Licensor' s Technology provided the cost and expense of such proceedings shall be borne by Licensor. The Licensor may participate in such proceedings or actions, upon notice to the Licensee to that effect. In addition, if requested by Licensee and necessary to prosecute the proceedings or action, the Licensor agrees to be made party to any such proceedings or action, at Licensor' s expense. It is understood and agreed that any financial settlement resulting from such a lawsuit shall paid to the Licensor after deduction therefrom of all costs and expenses incurred by Licensee in pursuing such prosecutions or actions. If the Licensee elects to not take any legal action against an infringing third party, then the Licensor has the right but not the obligation to take such legal action and, in such a case, the Licensor would pay all legal costs and would retain the entire amount of any settlement obtained from such a third party.

8.	INDEMNIFICATION

8.1

The Licensee agrees to hold harmless and indemnify the Licensor and its directors, officers, employees and agents from and against and all loss suffered or incurred by any one or more of them as a direct result of a material breach by the Licensee of any of its obligations under this Agreement..

8.2

The Licensor agrees to hold harmless and indemnify the Licensee and its directors, officers, employees and agents from and against and all loss suffered or incurred by any one or more of them as a direct result of, based upon or arising in connection with any misrepresentation or breach of warranty made or given by the Licensor herein or for ay material breach by the Licensor of any of its obligations under this Agreement.

8.3

In no case shall either of the parties, its officers, directors, representatives, employees, agents and affiliates be liable to the other party for indirect or consequential damages of any kind, including any economic loss or damage to property and loss of profits in any circumstances, except for amounts awarded to third parties for which the other party is obligated to indemnify hereunder.

	8.4	Licensor and Licensee agree that the provisions of this Clause 8 shall survive termination of this agreement.

9.	CONFIDENTIALITY OBLIGATIONS

9.1

During the term of this agreement, Licensor and Licensee shall keep confidential any of the other party' s documents, technical knowledge and know-how pertaining to Licensor' s Technology and any improvements thereof by Licensee, unless otherwise agreed in writing. Licensor and Licensee shall oblige their employees within the scope of legal possibilities to maintain such confidentiality.

	9.2	Licensor and Licensee agree that the confidentiality provisions shall survive termination of this agreement.

9.3

Licensor and Licensee agree that the confidentiality requirements shall not apply to any information which (a) has become or becomes available to the public through no fault of the recipient, or (b) is of record in the files of the recipient at the time of disclosure, or (c) was or is received by recipient from any third party which has the legal right to disclose it.

9.4

The parties acknowledge and represent that the confidentiality clause provided for in this agreement is entirely reasonable and is necessary to protect their respective legitimate interests. Should a tribunal rule that the foregoing confidentiality undertaking is unreasonable as to its duration, the parties hereby expressly agree to grant the tribunal the necessary powers to reduce such duration to a level it shall deem reasonable rather than declare null such confidentiality clause. In such an eventuality, the provisions of this confidentiality clause shall be deemed to have been amended by the parties retroactively to the date of signature of this agreement and the confidentiality undertaking so amended shall be ipso facto enforceable against the parties.

10.	TERM AND TERMINATION

	10.1	Either party may terminate this agreement if:

(a)

the other party goes into liquidation (except for the purposes of amalgamation or reconstruction) or becomes a subject to winding-up proceedings or a winding-up order or makes any voluntary composition or arrangement with its creditors or otherwise acknowledges insolvency;

		(b)	if an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other party;

		(c)	anything analogous to Clause 10.1(a) and (b) above occurs under any applicable laws;

(d)

the other party commits a material breach of this agreement, including without limiting the foregoing, and such breach is not cured within fifteen (15) days after being given notice by the other party. For purposes of clarification, " material breach" shall include without limitation any failure to pay royalties or other payments when due under this agreement, or

		(e)	the other party ceases, or threatens to cease, to carry on business.

10.2

The Licensee may terminate this agreement by giving 1 month' s notice to the Licensor at any time after the date of expiry of any of the Patents issued prior to the date of this agreement or where any of the Patents are held invalid.

10.3

Termination of this agreement for any cause shall not release a party from any liability which at the time of such termination has already accrued in favour of the other party, or which thereafter may accrue in respect of any act or omission prior to such termination.

11.	NOTICE

11.1

Any notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier with recorded delivery, by post or by legible facsimile addressed to the intended recipient at its address stated in Clause 11.2 below or to such other address or facsimile number as a party may from time to time duly notify the other. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served:-

		(i)	if sent by courier, on the second (2nd) day following the day of placing it with the relevant courier services;

		(ii)	if sent by post, 7 days after posting; and

(iii)

if sent by facsimile, at the time of transmission, provided that, following the transmission, the sender' s facsimile machine produces a transmission confirmation report, confirming successful transmission of the facsimile.

	11.2	The notices shall be sent to the following contacts:

LICENSOR	LICENSEE
Mr. C Kantonen FIRST AMERICAN SCIENTIFIC CORP. 811-100 Park Royal South West Vancouver, B.C V7T 1A2 Tel: (604) 913-9035 Fax: (604) 925-1118

President
FIRST AMERICAN SCIENTIFIC CORP. (MALAYSIA) SDN. BHD. (formerly known as Active Direct Sdn. Bhd.)
c/o No. 38, Jalan Ng Pi Ton
Taman Sayang
Kluang Baru
8600 Kluang, Johor,
Malaysia

Tel: (607)-7722661
Fax: (607)-7721620

12.	ADVICE OF COUNSEL, GOOD FAITH AND FAIR CONSIDERATION

12.1

Each of the parties hereto has received the advice of independent legal counsel or has had the opportunity to receive such advice by counsel, prior to signing this agreement. Each of the parties hereto acknowledges that no other party or agent or attorney of any party has made a promise, representation not contained herein concerning the subject matter herein to induce the other party to execute this agreement.

12.2

Each of the parties hereto acknowledges and declares that this agreement was freely negotiated by it in good faith, that the agreement does not constitute a contract of adhesion, that there was no exploitation of either party by the other, and that there is no serious disproportion between the consideration provided by the Licensor and the Licensee.

13.	GOVERNING LAW

13.1

This agreement and all documents ancillary hereto, and the obligations of the parties hereto shall be governed by and construed in accordance with the laws applicable in the Province of Quebec and the laws of Canada applicable therein, excluding any conflicts of law dispositions.

14.	NON-AGENCY RELATIONSHIP

14.1

The parties are independent of one another, and this agreement does not give either party the right to bind the other to any obligation, or to assume or to incur any obligation on behalf of or in the name of the other party. This agreement shall not be interpreted to make one party a partner, employee, agent or other representative of the other for any purpose. Each party shall use its own name when soliciting, negotiating and completing contracts, so that the transaction indicates that it is acting on its own behalf and not for the other party.

15.	WAIVER

15.1

No party shall be deemed to have waived its right to enforce any obligation of the other party under this agreement unless the waiver is in writing signed by the waiving party. If a party does not exercise a right under this agreement, or does not require full performance by the other party, or accepts payment by the other party, that shall not be construed as a waiver by either the party of any right under this agreement. To be effective, a waiver by a party of a right under this agreement must be in writing, but no such waiver shall constitute a waiver of rights regarding any other breach or any subsequent similar breach of this agreement.

16.	ESCALATION OF DISPUTES

16.1

Should any dispute or difference arise between Licensee and Licensor either during this agreement or after termination of this agreement as to any matter arising out of or as a result of this agreement, except to the extent that an equitable remedy is sought or circumstances clearly indicate that the time required for the process set forth in this Clause would cause irreparable harm to a party, either party shall first give to the other party notice in writing of such dispute or difference and at the expiration of fifteen (15) days unless it shall have been settled, such dispute or difference shall be referred to the Licensee' s and the Licensor' s respective contact persons stipulated in Clause 11.2 above for resolution. If within an additional fifteen (15) days such dispute shall not have been settled, then the parties shall have the right to pursue arbitration as set forth in Clause 17 below.

17.	ARBITRATION

18.

ANY DISPUTE WHICH ARISES IN THE COURSE OF OR FOLLOWING THE PERFORMANCE OF THIS AGREEMENT WILL BE DEFINITIVELY SETTLED BY WAY OF ARBITRATION. THE ARBITRATION SHALL BE HELD UNDER THE AUSPICES OF THE SINGAPORE INTERNATIONAL ARBITRATION CENTRE (IN THIS CLAUSE CALLED " SIAC" ), IN SINGAPORE AND CONDUCTED IN ACCORDANCE WITH THE UNCITRAL ARBITRATION RULES (ARBITRATION RULES OF THE UNITED NATIONS COMMISSION OF INTERNATIONAL TRADE LAWS) AND IN THE ENGLISH LANGUAGE. THE ARBITRATION TRIBUNAL SHALL CONSIST OF ONE ARBITRATOR TO BE APPOINTED BY THE PARTIES. SHOULD THE PARTIES BE UNABLE TO AGREE TO THE APPOINTMENT OF AN ARBITRATOR, THEN THE CHAIRMAN OF SIAC SHALL APPOINT SUCH ARBITRATOR. THE DECISION OF THE ARBITRATORS SHALL BE FINAL AND BINDING ON THE PARTIES. NOTWITHSTANDING THE FOREGOING, JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT HAVING JURISDICTION OR APPLICATION MAY BE MADE TO SUCH A COURT FOR JUDICIAL ACCEPTANCE OF THE AWARD AND AN ORDER FOR ENFORCEMENT (AS THE CASE MAY BE).SUCCESSORS AND ASSIGNMENTS

18.1

Without the prior written consent of each party, neither party shall transfer, assign, sell, contract out, or encumber any of the rights granted under this agreement in any manner whatsoever, or license or sub-licence to any third party any of the Licensor' s Technology.

	18.2	This agreement shall inure to the benefit of and bind the parties and their respective successors and permitted assigns.

19.	HEADINGS, GENDER, ETC.

19.1

The use of all headings and the division of this agreement into clauses are only for the convenience of the reader, and shall not affect the legal interpretation of this agreement. As used in this agreement, the singular number includes the plural and vice versa, use of a particular gender includes all other genders and the word "person" includes an individual, a partnership, a trust, a personal representative, a body corporate and politic, the Crown and any Crown representative, an association and any other incorporated or unincorporated organization or entity.

20.	ENTIRE AGREEMENT

20.1

This agreement is the entire agreement and understanding between the parties regarding its subject matter, and supersedes all previous agreements and understandings between the parties regarding its subject matter. No party is relying on any representation, warranty, condition, inducement, promise or other assurance (express or implied, oral or written, statutory or otherwise), which may have been made previously by another party concerning this agreement and its subject matter, unless it is specifically stated in this agreement.

	20.2	This agreement may only be amended by a written agreement between the parties.

21.	SEVERABILITY

21.1

Each provision of this agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provisions of this agreement is null or unenforceable shall in no way affect the validity of the other provisions of this agreement or the enforceability thereof. Notwithstanding the above, such invalid provision shall be interpreted, to the extent possible, so as best to reasonably effect the original intent of the parties.

22.	LANGUAGE

	22.1	The parties have specifically agreed that this agreement as well as all other documents relating to this agreement, including notices, be written in English only.

23.	COSTS

	23.1	Each party shall bear its costs and expenses incurred in and on account of the negotiation, drafting and conclusion of this agreement.

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The parties hereto have executed this agreement on this of	2004.

SIGNED BY	)
for and on behalf of	)
FIRST AMERICAN SCIENTIFIC CORPORATION	)
in the presence of:-	)
CALVIN KANTONEN
Name: Calvin Kantonen
Designation: Chairman
Passport No: omitted
ANNABEL N. TILL
Witness
Name:	Annabel N. Till
Passport No.	omitted

SIGNED BY	)
for and on behalf of	)
FIRST AMERICAN SCIENTIFIC CORP.	)
(MALAYSIA) SDN. BHD (formerly known as	)
Active Direct Sdn. Bhd.)	)
in the presence of:-	)
NEO TECK SIONG
Name: Neo Teck Siong
Designation: Director
NRIC No: omitted
TAN WAI LENG
Witness
Name:	Tan Wai Leng
NRIC No. omitted